GOLDEN TELECOM LETTERHEAD

FOR IMMEDIATE RELEASE

Golden Telecom Announces Appointment of Chief Executive Officer

MOSCOW, Russia (July 19, 2005). Golden Telecom, Inc. (“Golden Telecom” or the “Company”) (NASDAQ: GLDN), today announced that due to the growth of its business, the positions of Chief Executive Officer and President of the Company shall be separated. Jean-Pierre Vandromme, a Belgian citizen, is appointed as Chief Executive Officer of the Company as of September 1, 2005. Alexander Vinogradov shall remain as President of the Company and shall focus on government relations and regulatory aspects of the Company’s business and regional expansion.

Mr. Vandromme is a telecommunications executive with proven expertise in key facets of general and operational management. He is the founder and Managing Director of VoIP.co.uk, a UK based company that provides voice over broadband services to the residential and SOHO markets. Also, he is a Board member of Completel (CTL.PA), France’s largest competitive local exchange carrier (CLEC), a Board member of Ventelo Sweden and Norway, the largest alternative telecom provider to business users in Norway and the second largest alternative telecom provider in Sweden, and he was a board member of Axxessit (AXX.OL), a Norwegian manufacturer of telecom equipment prior to its sale to Ericsson.

From 2001 to 2003, Mr. Vandromme was Chairman, President. and Chief Executive Officer of VENTELO Europe. From 1994 to 2001, Mr. Vandromme held various positions with Global Telesystems, Inc., including President of GTS-Business Services. From 1998 to 1999, Mr. Vandromme was Acting President and Chief Executive Officer of GTS-Russia and assisted in developing the strategy for the initial public offering of GTS-Russia which resulted in the creation of Golden Telecom. From 1994 to 1998, Mr. Vandromme was First Deputy-General Director of Sovintel, now a wholly-owned subsidiary of Golden Telecom. Earlier, Mr. Vandromme worked for BELGACOM (Regie des T.T.), the Belgian incumbent, acting from 1992 to 1994 as the commercial director of Combellga, a joint-venture between Belgacom, Alcatel, Moscow City Telephone Network and Comincom. Additionally, from 1988 to 1991, Mr. Vandromme worked as a staff member for two successive Belgian Ministers of Telecommunication.

Mr. Vinogradov, commented, “We are very pleased to have Jean-Pierre re-join our team at Golden Telecom where his previous leadership proved to be visionary and effective. Jean-Pierre and I worked together in the past at Sovintel, which was a very successful collaboration that we hope to continue. We expect Jean-Pierre to lead Golden Telecom as it continues to fulfill its vision of being the leading telecommunications provider for its business and internet consumers.”

Mr. Peter Aven, the Chairman of the Board of Directors of Golden Telecom added, “We are delighted that we have been able to call upon Mr. Vandromme to lead the future development of Golden Telecom. Given his great experience in Russia and in the European telecommunications markets and his previous experience in Golden Telecom, the Board is confident that Golden Telecom is positioned well as it moves forward.”

About Golden Telecom (www.goldentelecom.com):

Golden Telecom, Inc., (NASDAQ: “GLDN”) is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”). The Company offers voice, data and Internet services to corporations, operators and consumers using its metropolitan overlay network in major cities including Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, Kaliningrad, Krasnoyarsk, Almaty, and Tashkent, and via intercity fiber optic and satellite-based networks, including approximately 227 combined access points in Russia and other countries of the CIS. The Company offers mobile services in Kiev and Odessa.

Statements made in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include the expected impact of Mr. Vandromme’s and Mr. Vinogradov’s appointments. It is important to note that such statements involve risks and uncertainties, which may cause outcomes to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that the company management will not be able to meet the expectations of shareholders. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission including the Company’s quarterly reports on Form 10-Q, current reports on Form 8-K filed during 2005, and the Company’s annual report on Form 10-K for the year ended December 31, 2004.

For additional information please contact:

Public relations:
Anna Chin Go Pin
e-mail: achin@gldn.net
tel.: +7-501-797-9300
fax: +7-501-797-9332

Investor Relations:
Ranjit Singh
e-mail: ir@gldn.net
tel.: +7-501-797-9300
fax: +7-501-797-9331

www.goldentelecom.com